UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2013

SAGA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11588	38-3042953
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236

(Address of principal executive offices including zip code)

(313) 886-7070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2013, the Board of Directors, in accordance with Saga’s bylaws, increased the size of the Board from six to seven directors, and appointed Timothy J. Clarke to the Board, to hold office until the 2014 Annual Meeting of Stockholders and until his successor is elected and qualified. Mr. Clarke was also appointed to serve as a member of the Finance and Audit Committee of the Board.

Mr. Clarke, age 69, was the President and owner of Clarke Advertising & Public Relations, Inc., a full service advertising and public relations agency, from 1987 to 2005, at which time its business was sold. Mr. Clarke currently remains the President and owner of the company, renamed Clarke Company, pursuant to which Mr. Clarke, the sole employee, provides consulting services. Mr. Clarke currently serves on the board of directors of Tervis Tumbler Company (“Tervis Tumbler”), a private drinkware company (since 2003). Mr. Clarke has served as the Chairman of the audit committee of Tervis Tumbler since 2011. Mr. Clarke is also a member of the board of directors of Insignia Bank, a Florida-based community bank. Previously, from 2005 to 2012, Mr. Clarke was a member of the board of directors of FCCI Mutual Insurance Holding Company, a private insurance company, and a member of its audit committee from 2007 to 2012.

Mr. Clarke will be compensated under Saga’s standard compensation arrangement for non-employee directors as described in Saga’s most recent proxy statement. In addition, Mr. Clarke, as a non-employee director, is eligible, as a participant in Saga’s Second Amended and Restated 2005 Incentive Compensation Plan (the “Plan”), to receive grants of awards, as determined in the discretion of Saga’s Compensation Committee, pursuant to the terms of the Plan.

There are no arrangements between Mr. Clarke and any other persons pursuant to which he was selected as a director of Saga, and Mr. Clarke does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.

Date: December 17, 2013	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President, Chief
Financial Officer and Treasurer